Exhibit 24.1

BB&T CORPORATION

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kelly S. King, Christopher L. Henson, Daryl N. Bible and Robert J. Johnson, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-3 of BB&T Corporation (the “Company”), and any and all amendments thereto, including all post-effective amendments, in connection with the registration under the Securities Act of 1933, as amended, of any and all debt and equity securities, including, without limitation, (i) debt securities; (ii) common stock of the Company (including any rights associated with such common stock), including shares of common stock issuable upon the conversion of or in exchange for other securities; (iii) preferred stock of the Company, including shares of preferred stock issuable upon the conversion of or in exchange for other securities and other related securities, including, without limitation, depositary instruments evidencing interests in preferred stock; (iv) depositary shares; (v) warrants for the purchase of debt or other securities; (vi) stock purchase contracts and units; (vii) units; and (viii) any other securities authorized to be issued by the Board or any appropriately authorized committee of the Board, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Kelly S. King Kelly S. King	Chairman of Board and Chief Executive Officer and Director (Principal Executive Officer)	July 30, 2019

/s/ Daryl N. Bible Daryl N. Bible	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 30, 2019

/s/ Cynthia B. Powell Cynthia B. Powell	Executive Vice President and Corporate Controller (Principal Accounting Officer)	July 30, 2019

/s/ Jennifer S. Banner Jennifer S. Banner	Director	July 30, 2019

/s/ K. David Boyer, Jr. K. David Boyer, Jr.	Director	July 30, 2019

/s/ Anna R. Cablik Anna R. Cablik	Director	July 30, 2019

/s/ Patrick C. Graney III Patrick C. Graney III	Director	July 30, 2019

/s/ I. Patricia Henry I. Patricia Henry	Director	July 30, 2019

/s/ Louis B. Lynn, Ph.D. Louis B. Lynn, Ph.D.	Director	July 30, 2019

/s/ Easter A. Maynard Easter A. Maynard	Director	July 30, 2019

/s/ Charles A. Patton Charles A. Patton	Director	July 30, 2019

/s/ Nido R. Qubein Nido R. Qubein	Director	July 30, 2019

William J. Reuter	Director	July 30, 2019

/s/ Tollie W. Rich, Jr. Tollie W. Rich, Jr.	Director	July 30, 2019

/s/ Christine Sears Christine Sears	Director	July 30, 2019

/s/ Thomas E. Skains Thomas E. Skains	Director	July 30, 2019

/s/ Thomas N. Thompson Thomas N. Thompson	Director	July 30, 2019